Exhibit 99.1

Captaris Reports Financial Results for the First Quarter 2005

New Business Information Delivery Solutions Contribute Significantly in First Quarter

          BELLEVUE, Wash., May 9 /PRNewswire-FirstCall/ -- Captaris, Inc. (Nasdaq: CAPA), a leading provider of Business Information Delivery solutions, today reported financial results for its first quarter ended March 31, 2005.

          Revenue was $18.7 million for the quarter ended March 31, 2005, up 3.1% compared to $18.2 million in the same quarter last year.  For the first quarter of 2005, RightFax document delivery revenue was $16.1 million, down 7.4% from the same quarter last year.  New Business Information Delivery (BID) revenue, consisting of sales of our Workflow and Alchemy product lines, increased to $2.6 million.

          Gross profit as a percent of revenue was 66.2% compared to 66.1% in the same quarter last year.  The gross profit from our RightFax product line decreased in the first quarter of 2005, compared to the first quarter of 2004, due to lower sales.  This decrease was offset by increased sales of higher margin Workflow and Alchemy product lines.

          Operating expenses were $15.6 million for the first quarter of 2005, up 27% compared to operating expenses of $12.3 million for the first quarter of 2004.  The increase in operating expenses was primarily attributable to an increase of $2.4 million in costs related to the Alchemy product line which we acquired in October 2004, including additional amortization of $350,000; increased Sarbanes-Oxley compliance costs of $500,000 and increased expenses across all expense categories, including the addition of finance, information systems and legal staff. Total operating expenses in the first quarter of 2005 include $1.2 million in expense credits, consisting of a $1.0 million earn-out payment related to the sale of the CallXpress product line and a stock compensation benefit of $195,000. Excluding, for purposes of comparison, the expense associated with the Alchemy product line, the earn-out payment and the benefit of stock compensation, operating expenses increased $2.1 million or 17% from the first quarter of 2004 to the first quarter of 2005.

          The company reported a net loss for the first quarter of 2005 of $1.9 million or $0.07 per diluted share, compared to a net loss of $20,000, or breakeven per diluted share, for the same quarter of 2004.

          Consolidated cash, cash equivalents and investment balances as of March 31, 2005 were $55.5 million, a decrease of approximately, $1.8 million from December 31, 2004.  In the quarter, net cash used in operating activities was $1.1 million and cash used in investing activities was $1.6 million.

          “While our first quarter results overall, and RightFax specifically, fell below our expectations, we believe that the significant changes we made -- the full integration of IMR, investing in compliance and reorganizing our go to market groups -- will drive future success.  We were pleased that Alchemy and Workflow, our new Business Information Delivery products, contributed significantly, especially across our existing customer base,” said David P. Anastasi, President and CEO of Captaris.

          Stock Repurchase
          During the quarter, the Company did not repurchase shares of its outstanding common stock due to blackout restrictions. Approximately $15.0 million remains available for future stock repurchases under our previously announced stock repurchase program.  Captaris may repurchase shares under its stock repurchase program subject to open trading windows, overall market conditions, stock prices and its cash position and requirements.  On March 31, 2005, the total number of outstanding shares was 29.5 million.

          Web Cast Information
          The Company will discuss its first quarter results, business outlook and other corporate events on its regularly scheduled conference call today at 1:45 p.m. PT / 4:45 p.m. ET. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. The conference call dial-in number is 800-240-7305 and no access code is required. The company will also provide an audio replay at 800- 405-2236, confirmation number 11029034# until Monday, May 16, at 11:59 p.m. PT.

          About Captaris, Inc.
          Captaris Business Information Delivery solutions help organizations of all sizes automate the information and document flow throughout the information lifecycle (capture, process, deliver, manage and archive). With a comprehensive suite of software and services, Captaris helps organizations to grow revenue and increase profits while meeting compliance goals. Through a global distribution network of leading enterprise technology partners, Captaris has installed more than 90,000 systems in 95 countries in companies of all sizes, including the entire Fortune 100.

          Captaris is headquartered in Bellevue, Wash., and has main offices in Tucson, Ariz., Portland, Ore., Englewood, Colo., Calgary, Canada, and European headquarters in Nieuwegein, Netherlands. In addition, Captaris has sales and support offices in the United Kingdom, Germany, Hong Kong, Australia and Dubai. The company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

          Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that the changes we’ve made in our business will drive future success and regarding our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

          NOTE:  Captaris products Alchemy, Interchange, RightFax and Captaris Workflow are trademarks of Captaris. All other company, brand and product names are the property and/or trademarks of their respective companies.

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$5,025	$7,563
Short-term investments, available-for-sale	16,529	25,725
Accounts receivable, net	15,246	18,205
Inventories	902	992
Prepaid expenses and other	2,186	1,687
Deferred and income tax receivable	3,346	3,161
Total current assets	43,234	57,333
Long-term investments, available-for-sale	33,985	24,051
Restricted cash	1,000	1,000
Long-term assets	309	94
Equipment and leasehold improvements, net	7,030	7,168
Intangible and other assets, net	12,506	13,442
Goodwill	32,268	32,236
Deferred tax assets, net	3,908	3,022
Total assets	$134,240	$138,346
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,847	$6,875
Accrued compensation and benefits	3,434	4,462
Other accrued liabilities	1,426	1,565
Income taxes payable	1,012	375
Deferred revenue	16,127	15,699
Total current liabilities	26,846	28,976
Accrued liabilities - noncurrent	415	386
Deferred revenue - noncurrent	2,909	2,743
Total Liabilities	30,170	32,105
Shareholders’ equity:
Common stock	295	295
Additional paid-in capital	55,279	55,410
Retained earnings	47,843	49,788
Accumulated other comprehensive income	653	748
Total shareholders’ equity	104,070	106,241
Total liabilities and shareholders’ equity	$134,240	$138,346

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended March 31,

	2005	2004

Net revenue	$18,747	$18,175
Cost of revenue	6,336	6,168
Gross profit	12,411	12,007
Operating expenses:
Research and development	3,401	2,131
Selling, general and administrative	12,909	10,071
Amortization of intangible assets	454	103
Stock compensation expense (benefit)	(195)	4
Gain on sale of discontinued product line CallXpress	(1,000)	—
Total operating expenses	15,569	12,309
Operating loss	(3,158)	(302)
Other income (expense)
Interest	255	339
Other, net	(88)	(69)
Other income	167	270
Loss from continuing operations before income tax benefit	(2,991)	(32)
Income tax benefit	(1,040)	(12)
Loss from continuing operations	(1,951)	(20)
Discontinued operations:
Income from discontinued operations of MediaTel, net of income taxes	6	—
Income from discontinued operations	6	—
Net loss	$(1,945)	$(20)
Basic and diluted net loss per common share:
Net loss from continuing operations	$(0.07)	$—
Net income from discontinued operations	—	—
Net loss per common share - basic and diluted	$(0.07)	$—
Weighted average shares used in computation of:
Basic and diluted	29,466	32,293

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarter Ended March 31,

	2005	2004

Cash flows from operating activities:
Net loss	$(1,945)	$(20)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	880	647
Amortization	935	303
Stock compensation expense (benefit)	(195)	4
Loss on disposition of equipment	1	—
Bad debt expense	152	33
Changes in current assets and liabilities, net of purchases and dispositions of businesses:
Accounts receivables, net	2,730	1,103
Inventories	88	478
Prepaid expenses and other assets	(759)	(655)
Deferred income tax assets	(1,071)	(502)
Accounts payable	(2,040)	(1,549)
Accrued compensation and benefits	(1,022)	(1,988)
Other accrued liabilities	(112)	—
Income taxes payable	698	(1,115)
Deferred revenue	596	1,673
Net cash used in operating activities	(1,064)	(1,588)
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(760)	(560)
Purchase of investments	(11,508)	(53,044)
Purchase of businesses, net of cash acquired	(6)	(70)
Proceeds from sales and maturities of investments	10,719	21,910
Net cash used in investing activities	(1,555)	(31,764)
Cash flows from financing activities:
Proceeds from exercises of stock options	64	687
Repurchase of common stock	—	(2,476)
Net cash (used in) provided by financing activities	64	(1,789)
Net decrease in cash	(2,555)	(35,141)
Effect of exchange rate changes on cash	17	4
Cash and cash equivalents at beginning of period	7,563	41,896
Cash and cash equivalents at end of period	$5,025	$6,759

SOURCE  Captaris Inc.
    -0-                             05/09/2005
    /CONTACT:  investors, Melanie Canto of Captaris Inc., +1-425-638-4048, or
InvestorRelations@Captaris.com, or media, Minou Nguyen of MN PR, Inc.,
+1-206-270-9733, or minou@mnprinc.com, for Captaris Inc./
    /Web site:  http://www.captaris.com